UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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E. I. du Pont de Nemours and Company
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May 4, 2015 1 IMPORTANT INFORMATION REGARDING INSTITUTIONAL SHAREHOLDER SERVICES’ REPORT ON THE DUPONT PROXY CONTEST DuPont believes it is critical that shareholders have important information regarding the April 27, 2015 report from the proxy advisory services firm Institutional Shareholder Services (ISS). Much of the report reflects the misinformation and inaccuracies from Trian’s materials. Specifically, the report fails to consider: • DuPont is a strong performer, having beaten the market and its peers over the last one-, three-, and five-year periods and delivered 266% total shareholder return1 under current management. • The Board and management team have been agents of change, leading a bold, multi-year transformation of the Company’s portfolio, consistently reducing costs, and returning significant capital to shareholders. • These actions have produced strong results, which are clearly visible in the 19% adjusted operating EPS2 compound annual growth rate (CAGR) of the ongoing business, demonstrating the momentum of next generation DuPont. • The transformation is ongoing. DuPont has a Board with a record of delivering superior value for shareholders. The Company’s two newest directors, Ed Breen and Jim Gallogly, are widely recognized as change agents. Shareholders can expect this Board will continue to advance change, drive value creation and hold management accountable. As part of its attacks and outright misstatements, Trian has claimed credit for over six years of outperformance – and for decisions made and actions taken long before Trian made its investment. It appears that Trian will say anything to get into the DuPont boardroom to effect its breakup plan. This paper sets the record straight on a number of key issues regarding DuPont’s performance, strategy, governance and Trian’s high-risk agenda. 1. DuPont’s Track Record of Total Shareholder Return Outperformance Has Been Driven by DuPont’s Own Actions, Not by Trian’s Investment. The report adopts Trian’s self-serving and inappropriate timeframes, which misrepresent the Company’s performance, and accepts Trian’s assertion that DuPont’s continued outperformance is due to Trian. What the report misses: • DuPont has delivered superior performance under management’s tenure. DuPont’s stock price has increased steadily over the past six years, driven by the management and Board’s strategic plan: portfolio changes to divest cyclical, commoditized businesses and invest in stable, higher growth businesses; productive, market-driven innovation; ongoing efficiency and cost reduction initiatives; improved operational performance; and prioritized capital returns to shareholders. From December 31, 2008 through the end of 2014, under CEO Ellen Kullman, DuPont has outperformed the market and its peers over the last one-, three- and five-year periods, delivering 266% total shareholder return.1

May 4, 2015 2 • DuPont’s total shareholder return had a sharp upward trajectory long before Trian acquired its stake and it has continued to increase. From December 31, 2008 through mid-March 2013, prior to Trian’s investment, DuPont generated 135% total shareholder return compared to 90% for the S&P 500.3 Track Record of Outperformance Under Management’s Tenure1 Despite DuPont’s outperformance – both before and after Trian’s appearance – ISS has adopted Trian’s time periods to exclude any management-driven performance. To do so is to simply accept Trian’s self-serving argument that DuPont’s continued stock price improvement is the result of Trian’s influence. In fact, the stock price has continued to increase since that time in close alignment with the actions of the Board and management – including the separation of Chemours, DuPont’s significant enterprise-wide operational redesign, the addition of two highly qualified directors, and significant return of capital – and the increased earnings and expanding margins of DuPont’s ongoing business. The market is recognizing our progress. The Market Has Recognized DuPont's Strategic Transformation DuPont’s plan is delivering results—Board change is not warranted. (50)% 0% 50% 100% 150% 200% 250% 300% 2008 2009 2010 2011 2012 2013 2014 Indexed Total Return DuPont S&P 500 266% 159% $1.10 $0.65 $1.89 $2.03 $2.23 3.00 $3.17 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 $0 $10 $20 $30 $40 $50 $60 $70 $80 Dec-2008 Dec-2009 Dec-2010 Dec-2011 Dec-2012 Dec-2013 Dec-2014 EPS ($) DuPont Stock Price ($) Adjusted Operating EPS from Ongoing Business DuPont Stock Price 2008 - 2014 Adj. Op. EPS CAGR: 19%2

May 4, 2015

2. Earnings and Revenue Growth of DuPont's Ongoing Business Are Strong.

The report repeats the Trian claim that earnings have been flat since 2011.

What the report misses:

- It is inappropriate to measure growth based on an arbitrary timeframe that includes businesses that are and/or will no longer be part of DuPont.

  In just two months, through the next major step in DuPont's transformation plan, DuPont will become a very different company. It only makes sense to evaluate DuPont's performance based on that ongoing business: during management's tenure, the **adjusted operating EPS from DuPont's ongoing business has grown at a 19% CAGR**[2] and **segment sales have grown at a 6% CAGR.**[4]

- **Using Trian's arbitrary selection of the 2011-2014 time period to assert that DuPont's EPS growth has been flat purposely distorts performance.** As DuPont shareholders know, our TiO2 and Chemicals & Fluoroproducts (DC&F) businesses are highly cyclical. 2011 was the top of a cycle for those businesses, which resulted in record EPS for DuPont in the aggregate in that year. The chart below demonstrates that 2011 was an anomalous year for those businesses. This **cyclicality is exactly why the Board and management decided to spin off those businesses as Chemours.** Even looking at the 2011-2014 timeframe, the adjusted operating EPS CAGR of the ongoing business was 16%.[5]

Looking at the ongoing business is the right way to assess DuPont's earnings growth.

Significant Growth of Ongoing Business


$2.42
$1.32
$1.10
$1.91
$1.26
$0.65
$3.32
$1.43
$1.89
$4.02
$1.99
$2.03
$3.77
$1.54
$2.23
$3.88
$0.88
$3.00
$4.01
$0.84
$3.17
19% Adjusted Operating EPS CAGR2
2008
2009
2010
2011
2012
2013
2014
Ongoing Business
Performance Chemicals and Pharma

DuPont is performing; the strength of next generation DuPont is clear— Board change is not warranted.

3

May 4, 2015 4 3. DuPont Has Delivered Strong Margin Improvement, Including in Our Agriculture Business. The report claims that margins have not increased and the Company misstated its competitive position, particularly in the Agriculture sector. What the report misses: • DuPont has significantly enhanced margins under current management. DuPont’s segment adjusted operating margins6 are competitive and have improved 740 basis points, driven by innovation and cost reduction, from December 31, 2008 to December 31, 2014. The report adopts Trian’s timeframe by going back to 2007, two years before Ellen Kullman became CEO, to evaluate margins – a timeframe that is arbitrary and inappropriate. Improved Profitability in DuPont’s Ongoing Business 78 • DuPont’s margins are competitive. The report and Trian focus on 2014 margins for DuPont’s Agriculture business to make the case that the Company as a whole lags its competitors. As indicated in the chart below, DuPont’s Agriculture margins are in line with peers. Agriculture Segment EBITDA Margin Benchmarking9 30.1% 23.8% 23.1% 23.1% 22.6% 19.3% 12.5% 0% 10% 20% 30% 40% Monsanto Bayer DuPont BASF FMC Syngenta Dow Peer Average: 21.9% 2014 EBITDA Margin 9

May 4, 2015 5 • The performance of DuPont’s Agriculture business under current management has been better than all its peers. DuPont’s performance based on both sales and operating earnings has been best-in-class under current management as a result of DuPont’s innovation, strong return on R&D investment, and superior market access. DuPont’s Agriculture Sales and Earnings CAGRs Under Management’s Tenure Have Exceeded Peers’ 10 DuPont’s margins are competitive and improving, and the performance of its Agriculture business has been superior to peers—Board change is not warranted. 4. DuPont Has Significantly Improved Productivity and Eliminated Costs. The report repeats the Trian assertion that $2-4 billion of costs can be taken out and dismisses the Fresh Start initiative. What the report misses: • The Company already eliminated more than $2 billion in costs since the beginning of 2009, which includes the reduction of management headcount by 32%. • DuPont is ahead of schedule in its Fresh Start $1.3 billion enterprise-wide redesign initiative. This plan was developed with a leading independent consultant, has specific targets and is expected to deliver $1 billion in savings by the end of 2015 on an annual run-rate basis. • The process is ongoing. The Board and management team are committed to identifying additional opportunities. DuPont has added two world-class directors to its Board who bring expertise in operational productivity and cost management. • It is impossible to reconcile the disconnect between Trian’s position that DuPont has $2-4 billion of excess costs and the fact that DuPont does not even have $4 billion in total corporate costs. Total global functional costs, including corporate costs, were approximately $2.8 billion in 2014. Ongoing cost-cutting and productivity improvement is a top priority for the DuPont Board— Board change is not warranted. 2008-2014 Earnings CAGR10 2008-2014 Sales CAGR 15.1% 9.2% 7.8% 5.8% 1.9% 0.4% 0% 4% 8% 12% 16% DuPont Bayer CropScience BASF Monsanto Syngenta Dow 9.5% 8.1% 7.9% 6.8% 5.7% 4.5% 0% 2% 4% 6% 8% 10% DuPont BASF Dow Bayer CropScience Monsanto Syngenta

May 4, 2015 6 5. DuPont’s Innovation Engine Is Driving Revenue Growth and Margin Enhancement. The report claims that revenues have been flat and that R&D has not contributed to revenue and earnings. What the report misses: • DuPont’s core business has been growing. DuPont has delivered total segment sales of 6% CAGR4 for the ongoing business from December 31, 2008 to December 31, 2014. During that timeframe, new growth products such as Optimum Aquamax® drought resistant corn products, Rynaxypyr® and Cyazypyr® insect control products, HOWARU® probiotics for human nutrition, Sorona® renewable polymer for apparel and carpeting, suites of new enzymes for cold water laundry applications, animal nutrition, and bakery applications, new advanced materials such as Solamet® solar cell photovoltaic metallization pastes, and new applications and extensions into new markets and industries for longstanding DuPont product lines such as Kevlar®, Hytrel®, and Zytel® have driven new top line revenue. • Next generation, industry-leading products that renew and replace existing offerings are an essential pathway to improve operating margins, drive volume share gain, and increase customer loyalty. In addition, investment in new process technology improves yields and overall efficiency, increases margins and lowers costs. The benefit of this investment in new products and process technology is reflected in the operating margin expansion of 740 basis points since 2008.6 The claim that DuPont has only spent R&D dollars to create new and improved versions of existing products that “cannibalize” other DuPont products reflects a fundamental lack of understanding about DuPont’s business, how the Company creates enduring value for customers and shareholders, and how it uses such products to expand geographical reach, grow market share and improve margins. • DuPont R&D investments are managed as an active portfolio and funds are differentially managed based on the strength and magnitude of the market opportunity and value proposition of each program and project to drive results. With approximately 90% of R&D program spend in the business lines, DuPont drives new innovations through a close connection between DuPont’s unique advanced science and engineering capabilities and the needs of its current and future customers in order to expand the value and impact derived from the Company’s pipeline and create transformational new products for its existing businesses and markets while expanding and renewing its business portfolio and global reach. • In 2014 alone, science-driven innovation delivered new product sales (NPS) of $9 billion, excluding Performance Chemicals. The ongoing business of DuPont is richer in NPS than those businesses the Company is spinning off, as demonstrated by the higher “excluding Performance Chemicals” NPS as a percent of sales of 32% vs. 27% “with Performance Chemicals.” • DuPont’s innovation engine has created a superior intellectual property estate that has been granted over 40,000 U.S. patents since the Company’s inception, with about 23,000 active patents (excluding Performance Chemicals) worldwide today. DuPont is the two-time consecutive winner of Agrow Awards’ “Best Ag R&D Pipeline,” and has been named for six consecutive years as the Patent Board’s “No. 1 Innovator” in the chemical industry and four consecutive years as Thomson Reuters’ “Top 100 Global Innovator.”

May 4, 2015 7 Strong Top Line Growth in Ongoing Business4 DuPont’s R&D is driving higher growth and higher value—Board change is not warranted. 6. Trian’s Breakup Plan Is High-Risk and Value-Destructive. This Is a Fundamental Reason for Not Adding Trian Nominees to the DuPont Board and Must Be Considered in this Proxy Contest. The report does not address the value-destructive nature of the Trian breakup plan or Trian’s singular focus on this agenda. What the report misses: In evaluating whether Trian’s breakup plan makes sense, ISS concluded that “we don’t know [the answer], and neither does anyone else outside the DuPont boardroom.”11 Yet, ISS apparently failed to consider the fact that: • DuPont’s outstanding Board of Directors, each of whom has a track record of superior value creation, has carefully evaluated the breakup proposal with two independent financial advisors. • The Board’s newest directors Ed Breen and Jim Gallogly—two widely recognized change agents—also evaluated the breakup proposals. • In addition, research analysts and credit experts12 have comprehensively evaluated it. They came to the conclusion that Trian’s breakup plan is: • High-cost: Estimated to have an upfront negative impact of $4 billion and significant additional ongoing costs estimated to be approximately $1 billion annually;13 • High-risk: Would diminish the Company’s strategic flexibility and significantly increase ongoing financial risks while ignoring the capital necessary to fund the business and execute DuPont’s strategy; • Value-destructive: Would destroy DuPont’s innovation platform, eliminate its competitive advantages, as well as its revenue and margin drivers. Trian’s singular focus on a value-destructive agenda is not in the best interests of shareholders— Board change is not warranted.

May 4, 2015

7. Trian's Nominees Do Not Add Value or Match the Qualifications of DuPont's Highly Experienced Board Members. DuPont's Board is Deliberately Built with Skills and Experience that Are Specifically Relevant to Overseeing a Global Science Company like DuPont.

The report claims that two of Trian's nominees would drive appropriate change.

<u>What the report misses:</u>

- **Careful consideration of the qualifications of the two sets of nominees makes clear the superiority of DuPont's directors to continue driving change and delivering superior value.**
  - DuPont is led by a strong, independent, engaged Board with the right mix of skills and expertise to oversee a global science company of DuPont's scale.
  - 10 of 12 are current or former CEOs, CFOs, or COOs of major public companies and three were recently named "Best Performing CEOs in the World" by Harvard Business Review.[14]
  - The Board provides rigorous oversight of the Company's progress through its directors' independence, high level of engagement, commitment to management accountability and balanced tenures.
  - DuPont has two new directors, Ed Breen and Jim Gallogly, with exceptional records of value creation, including dramatic transformations of a portfolio in one case and overall cost structure and efficiency in the other.
- **In contrast, Trian's nominees offer little to no incremental value and would significantly reduce and eliminate critical skillsets such as science, technology, regulatory and environmental expertise, to destabilize the Board and force Trian's breakup agenda.**
  - **Trian's one foray into a DuPont sector resulted in bankruptcy.**
    Trian applied its formula of cost cuts, haphazard divestitures, and "board influence" to Chemtura, resulting in full destruction of shareholder value. Trian was on the board and Finance Committee of Chemtura for over two years until resigning days before bankruptcy.
  - **Companies with Trian Board representation have underperformed.**
    5 out of 11 public companies underperformed the market[15] after Trian joined the board. The one public company in DuPont's sector where Trian served on the board ended in bankruptcy.
  - **The "Trian method" of oversight has led to questionable outcomes.**
    As noted in the 2014 activist campaign by Change-to-Win against the Trian-led board at Wendy's, Trian's board involvement is not always a positive influence. The campaign cited "continuing material failures of governance, stewardship, risk oversight, and fiduciary responsibilities," along with "questionable siphoning of value to non-executive Chairman Peltz," among other concerns that included "excessive director perquisites and equity pledging," lack of director independence and significant value destruction.[16]

8

May 4, 2015 9 o Trian’s persistent pattern of misrepresenting facts and statements raises serious questions. Over the past two years, Trian has engaged in a persistent pattern of behavior that the DuPont Board believes is indicative of the lengths Trian will go to in order to get elected to the Board to advance its breakup agenda, including: misrepresenting statements made by Ellen Kullman, Sandy Cutler and Jim Gallogly – including statements that were never made; mischaracterizing meetings and engagements; pressuring DuPont Board members and management team; failing to disclose potential conflicts related to Dennis Reilley’s role on the Trian Advisory Committee, given his position as a Dow board member; and distorting facts and data. Conclusion: DuPont’s Board and management have delivered strong performance and returned capital to shareholders by implementing a transformation plan that has delivered value now and positioned the Company well to advance DuPont’s strategy and grow future value. The market has recognized this. DuPont’s stock price was on an upward trajectory before Trian even entered the stock. DuPont’s strategy has been overseen by a diverse, world-class Board – including two new directors with decades of operating experience who have delivered enormous value for their shareholders. DuPont’s Board and management have been active agents of change and are significantly more qualified to oversee a global science-based company like DuPont than Trian, whose only agenda is a high-risk breakup plan. We know there is still work to be done and we have the best team to do it. Simply put: Board change is not warranted. For all these reasons, DuPont urges shareholders to disregard the ISS recommendation and vote the WHITE proxy card FOR ALL 12 DuPont director nominees.

May 4, 2015 10 1 Total Shareholder Return measured from 12/31/08 – 12/31/14. Calculated as the appreciation or depreciation of share price, plus any dividends, over a given period, expressed as a percentage of the share’s value at the beginning of the period. Assumes dividends are re-invested at the closing price applicable on the ex-dividend date. Source: Datastream. Proxy Peers: 3M, Air Products, Baxter Intl, Boeing, Caterpillar, Dow Chemical, Emerson, Honeywell, Ingersoll-Rand, Johnson Controls, Johnson and Johnson, Kimberly Clark, Merck, Monsanto, Procter and Gamble, Syngenta AG, and United Technologies. TSR reported on a market cap weighted basis. Closing prices are adjusted for spin-offs, stock splits, rights and special dividends. 2 Adjusted operating EPS compound annual growth rate is calculated from 12/31/08 –12/31/14 and is defined as diluted earnings per share from continuing operations excluding non -operating pension/OPEB costs, significant items, Performance Chemicals and Pharma. As required under U.S. GAAP, EPS from continuing operations excludes Performance Coatings for all periods presented. Reconciliations of non-GAAP measures to GAAP are included at the end of this document. 3 Total Shareholder Return measured from 12/31/08 – 3/15/13. Calculated as the appreciation or depreciation of share price, plus any dividends, over a given period, expressed as a percentage of the share’s value at the beginning of the period. Assumes dividends are re-invested at the closing price applicable on the ex-dividend date. Source: Datastream. 4 Segment sales include transfers and exclude Performance Coatings, Performance Chemicals and Other; Compounded Annual Growth Rate (CAGR) is calculated from 12/31/08 –12/31/14. 5 Adjusted operating EPS compound annual growth rate is calculated from 12/31/11 –12/31/14 and is defined as diluted earnings per share from continuing operations excluding non -operating pension/OPEB costs, significant items, Performance Chemicals and Pharma. As required under U.S. GAAP, EPS from continuing operations excludes Performance Coatings for all periods presented. Reconciliations of non-GAAP measures to GAAP are included at the end of this document. 6 Segment adjusted operating margin is based on total segment sales and segment adjusted operating earnings, excluding Performance Chemicals and Other/Pharma. Segment adjusted operating earnings are calculated using segment pre-tax operating income excluding significant items; calculations include certain corporate expenses and exclude adjusted operating earnings of Performance Chemicals and Pharma/Other. Calculation is from 12/31/08 vs. 12/31/14. Reconciliations of non-GAAP measures to GAAP are included at the end of this document. 7 Adjusted Segment EBITDA margins are based on segment sales and adjusted segment EBITDA. Adjusted Segment EBITDA calculated as segment pre-tax operating income, excluding significant items, plus depreciation and amortization; calculations include certain corporate expenses. Reconciliations of non-GAAP measures to GAAP are included at the end of this document. 8 Figure based on 2014 segment sales data, which includes transfers and excludes Performance Chemicals and Other. 9 (i) DuPont’s adjusted Segment EBITDA margins are based on segment sales and adjusted segment EBITDA. Adjusted Segment EBITDA calculated as segment pre-tax operating income, excluding significant items, plus depreciation and amortization; calculations include certain corporate expenses. See non-GAAP reconciliations at the end of this document. (ii) Peer EBITDA margins calendarized to December where possible; exclude non-recurring expenses/income where applicable and allocate corporate overhead based on gross segment revenue contribution. (iii) Uses comparable industry segment where applicable. 10 DuPont Agriculture Segment operating earnings is based on segment pre-tax operating income excluding significant items. Reconciliations of non-GAAP measures to GAAP are included at the end of this document. Peers’ Earnings metrics represent the relevant non-GAAP earnings metric as presented in their issued investor materials using the comparable industry segment where applicable. Generally, the peer metrics are reflective of pre-tax earnings associated with operations adjusted for significant items. No adjustments have been made to peer reported metrics to conform them to U.S Dollars or to Segment Operating Earnings as reported by DuPont. 11 Permission to use quotation neither sought nor obtained. 12 “Value destruction from a complete split could be about $20B from lost working capital efficiencies, high taxes from asset sale gains, and additional overhead from splitting businesses, among other factors. We maintain our view that a majority of investors will side with DD as Mr. Gallogly did, having previously had discussions with Trian.” (Wells Fargo, 27 March 2015*); “Moody's views activist investor Trian Partners' proposed strategic and operating initiatives that call for a breakup of E.I. du Pont de Nemours (DuPont, A2 stable) as being credit negative [] A breakup of DuPont would leave two much smaller entities and each one individually would likely not be able to support DuPont's current credit profile. Neither entity would have the scale and business diversity of DuPont today. Both would exhibit greater volatility in earnings and cash flows.” (Moody’s, 26 September 2014*); “DuPont’s businesses are good free cash flow generating entities as the company is configured currently. There are earnings risks near term due to the weakness in the Euro [] However, we think that these risks are probably more than offset by the benefits of the progressive rationalization of DuPont’s business model to increasing return and free cash flow generation.” (J.P. Morgan, 18 September 2014*); “Mr. Peltz’s spin-off plan [] would leave the remaining Company [] with more expensive financing costs, poorer access to the debt and commercial paper markets, and little cushion for the next and inevitable downturn.” (Gimme Credit, 4 February 2015*) *Permission to use quotation neither sought nor obtained. 13 Analysis based on assumptions and details outlined in Trian White Papers dated 9/16/2014 and 2/17/2015; indicative estimates are subject to interest rate assumptions, among other items. 14 From the November 2014 issue of The Harvard Business Review.

May 4, 2015

[15] Thomson Reuters Datastream; calculated from undisturbed date prior to Trian Partner or designee appointed to the Board through resignation or 12/31/2014. Comparison versus S&P 500 index. Underperforming companies included: Mondelez, Family Dollar, Wendy's, Legg Mason, and Chemtura. Excludes companies where a Trian representative recently joined given lack of operating history.
[16] From the Change-to-Win report; permission to use quotation neither sought nor obtained.

USE OF NON-GAAP MEASURES:
This letter to shareholders contains certain non-GAAP measurements that management believes are meaningful to investors because they provide insight with respect to operating results of the company and additional metrics for use in comparison to competitors. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K. These reports, along with reconciliations of non-GAAP measures to GAAP are available on the Investor Center of www.dupont.com under Key Financials & Filings. Reconciliations of non-GAAP measures to GAAP are provided below.

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

RECONCILIATION OF ADJUSTED OPERATING EPS	2014	2013	2012	2011	2010	2009	2008
GAAP EPS from continuing operations	3.90	3.04	2.59	3.38	2.94	1.70	2.28
Add: Significant Items	0.01	0.45	0.72	0.25	-	0.11	0.42
Add: Non-Operating Pension & OPEB Costs / (Credits)	0.10	0.39	0.46	0.39	0.38	0.10	(0.28)
Operating EPS (Non-GAAP)	4.01	3.88	3.77	4.02	3.32	1.91	2.42
Less: Performance Chemicals [a,b]	0.82	0.86	1.50	1.79	1.09	0.52	0.59
Less: Pharma [c]	0.02	0.02	0.04	0.20	0.34	0.74	0.73
Adjusted Operating EPS (excluding Performance Chemicals, Pharma) (Non-GAAP)	3.17	3.00	2.23	2.03	1.89	0.65	1.10

(a) Prior periods reflect the reclassifications of Viton® fluoroelastomers from Performance Materials to Performance Chemicals.
(b) Performance Chemicals operating earnings assumes a base income tax rate from continuing operations of 19.2%, 20.8%, 24.2%, 22.0%, 19.2%, 22.1% and 20.4% for 2014, 2013, 2012, 2011, 2010, 2009 and 2008, respectively.
(c) Pharma operating earnings assumes a 35% tax rate.

SEGMENT SALES (dollars in millions)	2014	2011	2008
Total Segment Sales [a]	35,011	34,087	26,499
Less: Performance Chemicals [b]	6,497	8,055	6,245
Less: Other	5	40	160
Total Segment Sales (excluding Performance Chemicals and Other)	28,509	25,992	20,094

SEGMENT ADJUSTED OPERATING EARNINGS (dollars in millions)	2014	2008
Segment Pre-tax Operating Income (PTOI) (GAAP) [c]	6,356	3,373
Less: Performance Chemicals PTOI [b]	913	619
Less: Other/Pharma PTOI	(391)	839
Less: Corporate Expenses [d]	572	479
Add: Significant Items [e]	(444)	466
Segment Adjusted Operating Earnings (excluding Performance Chemicals and Other/Pharma) [f] (Non-GAAP)	4,818	1,902

(a) Segment sales includes transfers.
(b) Prior periods reflect the reclassifications of Viton® fluoroelastomers from Performance Materials to Performance Chemicals.
(c) Segment PTOI is defined as income (loss) from continuing operations before income taxes excluding non-operating pension and other postretirement employee benefit costs, exchange gains (losses), corporate expenses and interest.
(d) Represents total corporate expenses excluding significant items, an estimate of DuPont Performance Coatings residual costs and an estimate for an amount that would be allocated to Performance Chemicals.
(e) Represents significant items included in Segment PTOI, excluding those related to Performance Chemicals and Other/Pharma.
(f) Segment adjusted operating margin (non-GAAP) is based on total segment sales and segment adjusted operating earnings, excluding Performance Chemicals and Other/Pharma.

11

May 4, 2015

RECONCILIATION OF SEGMENT PRE-TAX OPERATING INCOME (PTOI) TO ADJUSTED SEGMENT EBITDA (dollars in millions)

Year Ended December 31, 2014	Agriculture	Electronics & Communications	Nutrition & Health	Safety & Protection	Performance Materials [c]	Industrial Biosciences
Segment PTOI (GAAP) [a]	2,668	271	365	742	1,590	198
Add: Significant Items (Benefit)/Charge included in Segment PTOI	(316)	84	15	52	(292)	13
Add: Segment depreciation and amortization	436	97	264	187	139	85
Less: Corporate Allocations [b]	175	37	55	60	94	19
Adjusted Segment EBITDA (Non-GAAP)	2,613	415	589	921	1,343	277
Segment Sales	11,304	2,393	3,529	3,896	6,129	1,258
Adjusted Segment EBITDA Margin (Non-GAAP)	23.1%	17.3%	16.7%	23.6%	21.9%	22.0%

Year Ended December 31, 2008	Agriculture	Electronics & Communications	Nutrition & Health	Safety & Protection	Performance Materials [c]
Segment PTOI (GAAP) [a]	1,006	211	18	601	79
Add: Significant Items Charge included in Segment PTOI	5	37	17	97	310
Add: Segment depreciation and amortization	346	86	114	130	206
Less: Corporate Allocations [b]	113	38	25	64	107
Adjusted Segment EBITDA (Non-GAAP)	1,244	296	124	764	488
Segment Sales	6,549	2,194	1,403	3,733	6,215
Adjusted Segment EBITDA Margin (Non-GAAP)	19.0%	13.5%	8.8%	20.5%	7.9%

(a) Segment PTOI is defined as income (loss) from continuing operations before income taxes excluding non-operating pension and other postretirement employee benefit costs, exchange gains (losses), corporate expenses and interest.

(b) Represents total corporate expenses plus unallocated depreciation and amortization, excluding significant items and an estimate of DuPont Performance Coatings residual costs.

(c) Prior periods reflect the reclassifications of Viton® fluoroelastomers from Performance Materials to Performance Chemicals.

RECONCILIATION OF SEGMENT PRE-TAX OPERATING INCOME (PTOI) TO OPERATING EARNINGS (dollars in millions)

Agriculture	Year 2014	Year 2008
Segment PTOI (GAAP)	2,668	1,006
Add: Significant Items (Benefit) / Charge included in Segment PTOI	(316)	5
Segment Operating Earnings (Non-GAAP)	2,352	1,011

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements which may be identified by their use of words like "plans," "expects," "will," "believes," "intends," "estimates," "anticipates" or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company's control. Some of the important factors that could cause the company's actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect and enforce the company's intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses and successful completion of the proposed spinoff of the Performance Chemicals segment including ability to fully realize the expected benefits of the proposed spinoff. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

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May 4, 2015 13 ADDITIONAL INFORMATION AND WHERE TO FIND IT DuPont has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting. DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont’s 2015 Annual Meeting. Information about DuPont’s directors and executive officers is available in DuPont’s definitive proxy statement, filed with the SEC on March 23, 2015, for its 2015 Annual Meeting. To the extent holdings of DuPont’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with DuPont’s 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at DuPont’s website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.